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EXHIBIT 99.1


PRESS RELEASE


PULASKI FINANCIAL REPORTS 67% INCREASE IN Q3 NET INCOME
- EPS INCREASES 65% TO $0.28 VS. $0.17 - RECORD MORTGAGE SALES INCREASES MORTGAGE REVENUE BY 168% - NET INTEREST INCOME INCREASES 41% - RETIREMENT OF LONG-TERM DEBT FURTHER IMPROVES OUTLOOK

ST. LOUIS, JULY 23, 2003--Pulaski Financial Corp. (Nasdaq: PULB-News), citing record mortgage closings and continuing increases in fee revenue, today reported net income for the third quarter ended June 30, 2003, climbed 67 percent to $1.6 million, or $0.28 per diluted share, from $956,000, or $0.17 per diluted share, a year earlier. On a per share basis, net income rose 65 percent. Per share amounts have been adjusted to reflect the recent 2-for-1 stock split. There were 5,700,180 diluted weighted average shares outstanding in the quarter this year and 5,660,640 in the year ago quarter.

For the nine months, net income climbed 45 percent to $4.4 million, or $0.78 per diluted share, from $3.0 million, or $0.54 per diluted share, for the nine months ended June 30, 2002. On a per share basis net income increased 45 percent. There were 5,687,696 diluted weighted average shares outstanding for the nine months this year and 5,705,502 for the nine months the year earlier.

MORTGAGE CLOSINGS, FEE INCOME KEY TO STRONG RESULTS

"We are benefiting from the infrastructure that we have built over the past 11 years", said William A. Donius, chief executive officer. "We have 35 of the best loan officers in the St. Louis and Kansas City markets. And, because our business model works well, we have been able to expand production."

The continued growth in loan originations during the quarter boosted mortgage revenues 168 percent to a record $2.6 million from $951,000 in the year-earlier quarter. Mortgage loans sold to investors during the quarter increased 216 percent over the same quarter the prior year, totaling $416.3 million. Retail banking fees for the quarter rose two percent to $488,000 compared to $476,000 the year before.

For the nine-months, mortgage revenues were up 89 percent to $6.2 million and retail banking fees increased 13 percent to $1.4 million.

Pulaski originated a record $459.6 million in residential mortgage loans during the third quarter and $1.2 billion for the nine-months compared to $158.6 million and $558.7 million for the same periods the prior year.


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NET INTEREST INCOME INCREASES

Net interest income before loss provision for the June 2003 quarter increased 41 percent to $3.5 million from $2.5 million in the third quarter a year earlier. The increase in net interest income was due primarily to the increase in the average balance of net loans to $388.5 million at June 30, 2003, from $241.8 million on the same date a year earlier. The company's net interest margin declined slightly year over year, from 3.71 percent in the nine months of 2002 to 3.47 percent for the nine-months in 2003. Year to date, net interest income before loss provision increased 34 percent to $9.9 million.

Total assets increased to $466.2 million at June 30, 2003 from $369.2 million at the end of fiscal 2002, primarily as the result of the increase in loans held for sale.

"One of the collateral benefits to our mortgage origination business model is our ability to carry loans held for sale or warehoused loans on our balance sheet. These loans represent a high-quality asset because they reduce our interest rate risk while providing the benefits of the funding spread. Since they are typically on our balance sheet for 31 days and are locked into an interest rate prior to close, we can fund them short, allowing us a nearly four hundred basis point spread " Donius said.

LOOKS FOR GROWTH TO CONTINUE

"In terms of our growth outlook, our new Kansas City loan office is making an increasingly important contribution to mortgage revenues. In addition, we are working on initiatives we believe will improve revenues next year regardless of where we are in the interest rate cycle. We also believe our outstanding retail banking team and strong presence in the communities we serve, including our newest location in O'Fallon, Missouri will contribute to ongoing year-over-year growth in 2004 and beyond," Donius said.

RETIREMENT OF DEBTS FURTHER ENHANCES OUTLOOK

During the quarter, the bank retired $5 million of long-term advances and released 36% of the remaining shares of the Employee Stock Ownership Plan (ESOP) in an effort to reduce future period expenses. The prepayment of advances resulted in other expense of $242,000, while the release of the incremental shares resulted in an additional $403,000 of salaries expense, plus an increased tax liability of $140,000. Year-to-date, the Bank has retired $10 million in long-term advances and has realized $612,000 in expense associated with the retirement of Home Loan Bank advances.

"Clearly we are in an excellent position to achieve our projected strong double-digit EPS growth for fiscal 2003," Donius noted. "Fiscal 2004 will benefit because we retired long-term, high-cost advances over the past two quarters. That combined with a strengthened balance sheet will improve the net interest margin. We paid down our ESOP obligation this quarter, which will lower future period expense," he concluded.

Pulaski Financial Corp. serves customers throughout the St. Louis metropolitan area operating in its 81st year through its subsidiary, Pulaski Bank and through Pulaski Bank Home Lending in Kansas City. The Bank offers a full line of quality retail banking products through six full-service offices and a seventh loan production office. The company's website can be accessed at www.pulaskibankstl.com. Visit the shareholder information page for useful and
----------------------
comparative data.




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STATEMENTS IN THIS NEWS RELEASE, WHICH ARE NOT HISTORICAL FACTS, ARE
FORWARD-LOOKING STATEMENTS AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS, WHICH CONTAIN THE WORDS "EXPECTS", "INTENDS", "ANTICIPATES", "BELIEVES" AND WORDS OF SIMILAR IMPORT, ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES DISCLOSED FROM TIME TO TIME IN DOCUMENTS THE COMPANY FILES WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE RESULTS CURRENTLY ANTICIPATED. UNDUE RELIANCE SHOULD NOT BE PLACED ON SUCH FORWARD-LOOKING STATEMENTS.

                                TABLES FOLLOW...

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

PULASKI FINANCIAL CORP.
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS
                                                             At June 30,                    At Sept 30,
                                                            ------------                   ------------
                                                                2003                           2002
                                                                ----                           ----
                                                           (in thousands)                 (in thousands)
SELECTED BALANCE SHEET  DATA:

Total assets .............................................  $ 466,200                      $ 369,247
Loans receivable, net.....................................    251,238                        227,581
Loans held for sale, net .................................    158,731                         97,174
Investment & equity securities ...........................      7,183                          4,876
Mortgage-backed & related securities .....................      4,689                          7,482
Cash and cash equivalents.................................     17,467                         11,177
Deposits .................................................    257,375                        201,270
FHLB advances ............................................    138,500                        116,800
Stockholders equity.......................................     36,145                         32,554
Book value per share......................................       6.56                           5.92

ASSET QUALITY RATIOS:
Nonperforming loans as a percent of total loans                  0.67%                          0.75%
Nonperforming loans as a percent of loans retained               1.09%                          1.07%
Nonperforming assets as a percent of total assets                0.68%                          0.67%
Allowance for loan losses as a percent of total loans            0.85%                          0.79%
Allowance for loan losses as a percent of loans retained         1.38%                          1.11%
Allowance for loan losses as a percent of nonperforming lns    126.08%                        103.74%

                                                                     Three months                      Nine months
                                                                    ended June 30,                    ended June 30,
                                                               2003               2002             2003            2002
                                                               ----               ----             ----            ----

SELECTED OPERATING
DATA:                                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
Interest income ...........................................    $5,362          $4,314             $15,904         $13,529
Interest expense ..........................................     1,902           1,864               6,013           6,175
                                                            ----------       ---------            --------        -------
Net interest income .......................................     3,460           2,450               9,891           7,354
Provision for loan losses .................................       311             259               1,082             792
                                                            ----------       ---------            --------        -------
Net interest income after provision for loan losses........     3,149           2,191               8,809           6,562

Retail banking fees........................................       488             464               1,383           1,214
Mortgage revenues..........................................     2,551             951               6,186           3,274
Insurance commissions......................................        84              41                 148             144
Gain on sale of securities.................................        50              22                  74              44
Other......................................................       293             155                 728             530
                                                            ----------       ----------            --------        -------
   Total non-interest income ..............................     3,466           1,633               8,519           5,206

Compensation expense.......................................     1,971           1,256               4,995           3,535
Other......................................................     1,880           1,063               5,207           3,451
                                                            ----------       ----------            --------        -------
   Total non-interest expense..............................     3,851           2,319              10,202           6,986

Income before income taxes.................................     2,764           1,505               7,126           4,782
Income taxes...............................................     1,164             549               2,728           1,742
                                                            ----------       ----------            --------        -------
Net income................................................. $   1,600         $   956              $4,398          $3,040
                                                            ==========       ==========            ========        =======
PER SHARE DATA
Weighted average shares outstanding-basic                   5,368,706       5,320,752           5,368,828       5,387,054
Weighted average shares outstanding-diluted                 5,700,180       5,660,640           5,687,696       5,705,502
EPS-basic                                                       $0.30           $0.18               $0.82           $0.57
EPS-diluted                                                     $0.28           $0.17               $0.78           $0.54
Dividends                                                       $0.05           $0.05               $0.14           $0.12

PERFORMANCE RATIOS:
Return on average assets                                         1.47%           1.33%               1.43%           1.38%
Return on average equity                                        17.98%          12.08%              16.95%          12.92%
Interest rate spread                                             3.33%           3.66%               3.32%           3.52%
Net interest margin                                              3.45%           3.83%               3.47%           3.71%